ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF

Heavenexpress.com, Inc.
(present name)

Unknown
(Document Number of Corporation (If known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment(s) adopted: (indicate article number(s) being amended, added or deleted)

Article I of the Articles of Incorporation of the corporation is amended in its entirety to change the name of the corporation, as follows:

“The name of the corporation (“Corporation”) is Golden Sand Eco-Petroleum, Inc.”

SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows:

THIRD: The date of each amendment’s adoption: June 26, 2003

FOURTH: Adoption of Amendment(s) (CHECK ONE)

☑	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups.
The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by
(voting group)

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 1st day of September, 2003

Signature: /s/ Charles Scheuerman

(By the chairman pr Vice Chairman of the Board of Directors, President or other officer if adopted by the shareholders)

OR

(By a director if adopted by the directors)

OR

(By an incorporator if adopted by the incorporators)

Charles Scheuerman
(Typed or printed name)

Chairman
(Title)